Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Legg Mason Partners Institutional Trust

We consent to the use of our reports dated, December 22, 2008, incorporated herein by reference, with respect to SMASh Series M Fund, SMASh Series C Fund and SMASh Series EC Fund, each a series of the Legg Mason Partners Institutional Trust, as of October 31, 2008, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
February 25, 2009